Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 12, 2004 relating to the financial statements of OFS BrightWave, LLC, which is incorporated by reference in CommScope Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

June 6, 2006